Exhibit 99.1
Agilysys Announces Leadership Changes, Completes Strategic Alternatives Review
Wednesday October 22, 8:30 am ET
- Arthur Rhein retires as president and CEO, steps down as chairman and director
- Keith Kolerus appointed non-executive chairman; Martin Ellis named president and CEO
- Company to remain independent and realign overhead infrastructure
- Headquarters to be consolidated in suburban Cleveland as part of cost-saving moves
CLEVELAND, Oct. 22 /PRNewswire-FirstCall/ — Agilysys, Inc. (Nasdaq: AGYS — News) announced today that its Board of Directors has appointed Keith M. Kolerus, 62, a current Agilysys director and seasoned IT industry executive, as non-executive chairman. Martin F. Ellis, 43, executive vice president, treasurer and chief financial officer, has been appointed as president and chief executive officer of the company and elected to the Board.
Kolerus and Ellis succeed Arthur Rhein, 62, who is retiring as president and chief executive officer and stepping down as chairman and a company director, effective immediately. The company also announced that Kenneth J. Kossin, Jr., 44, vice president and controller, has been elected senior vice president and chief financial officer, and Curtis Stout, 37, currently vice president, business planning and corporate development, will become vice president and treasurer.
In addition, the company announced today that the Board has completed its review of strategic alternatives following a five-month evaluation process conducted in concert with JPMorgan, the company’s financial advisors. As a result of this review, the Board has concluded that the best course of action to maximize shareholder value is to remain as an independent company, realign its cost and overhead structure, and drive value creation.
“Given the current turmoil in financial and capital markets, the lack of viable strategic and financial buyers, and the sluggish environment for IT capital spending, the Board and its advisors determined that there is not a meaningful opportunity to monetize intrinsic value through the sale of all or part of the company at this time,” said Thomas A. Commes, co-chair of a special committee of the Board. “Accordingly, the decision was reached to expedite and expand the company’s overhead cost-reduction initiatives. Our three business groups — Hospitality Solutions Group, Retail Solutions Group and Technology Solutions Group — continue to build outstanding potential for the future, and they will be managed to further improve profitability.”
Agilysys announced on June 16, 2008, that its Board of Directors had authorized the company’s management and financial advisors to explore a range of strategic and financial alternatives to enhance shareholder value. These alternatives included, but were not limited to, continued implementation of Agilysys’ current strategic growth plan, a sale of certain assets or the entire company, formation of joint ventures, and a change to the company’s capital structure. The company retained JPMorgan as its financial advisor throughout the evaluation process.
New Leadership Team
Ellis becomes president and chief executive officer of Agilysys after serving five years with the company. He has been a member of Agilysys’ senior management team since July 2003, most recently serving as executive vice president, treasurer and chief financial officer. Prior to joining Agilysys, Ellis was senior vice president and principal at Stern Stewart & Co., a global financial consulting firm, where he managed the Corporate Financial Advisory and Middle Market EVA® practice.

Kolerus, the new non-executive chairman, has been a director of Agilysys for 10 years. A 40-year industry veteran, he has been a director and officer of a variety of high-tech companies, including the American Division of National Semiconductor (Computer Components) and chairman of the board of directors of National Semiconductor Japan, Ltd.
Ellis and Kolerus will work closely in transitioning through the management restructuring and initial cost-reduction process.
“The Board has consistently been impressed with Martin’s strategic leadership skills, and depth and breadth of experience,” said Kolerus. “We are convinced that he is the right executive to guide Agilysys and its new management team to a future of outstanding customer service, enhanced performance and shareholder value creation.”
Rhein was named president and chief executive officer in April 2002 and was elected chairman effective April 30, 2003. As a member of the management team for more than 20 years, his leadership, strategic vision and personal commitment played key roles in fundamentally reshaping the company’s direction and in developing and solidifying its position as a leader in bringing new technology solutions to the marketplace.
“It has been a privilege to serve Agilysys and its shareholders for the past 26 years, and I am confident the company has a bright future,” Rhein said. “I have been very fortunate to lead a dedicated, skilled and resilient team of people. Given the current economic environment, it is time for the company to refocus under the very capable leadership of Keith and Martin.”
Said Kolerus, “Arthur Rhein contributed many years of expertise and leadership to Agilysys, and has helped to position it for future success. We are grateful for his commitment to the company and its shareholders.”
Kossin, who will report to Ellis, has been with Agilysys since 2004. As controller, he has been responsible for the company’s Securities and Exchange Commission (SEC) reporting, technical accounting compliance, Sarbanes Oxley documentation and compliance, internal and external financial reporting and the quarterly and annual auditing process. Prior to joining Agilysys, Kossin was director, general accounting, at Roadway Express, Inc. and corporate controller at Lesco, Inc.
Stout, who also will report to Ellis, has been with Agilysys since 2000. Since joining Agilysys, he has had significant involvement in company acquisitions and divestitures and increasing levels of responsibility in strategically repositioning the company. Stout was promoted to vice president of business planning and corporate development in April, 2007. Prior to joining Agilysys, he spent several years with KeyBank and Cummins Engine Company.
Strategic Realignment Initiatives
The company has set a strategic objective of realigning overhead infrastructure with current market realities. In addition to $17 million of expenses eliminated as a result of cost-reduction initiatives earlier this year, the company has identified further opportunities, including consolidating its headquarters from Boca Raton, Florida, to its existing offices in suburban Cleveland.
“We are committed to taking the actions necessary to improve our operating performance,” Ellis said. “These initiatives will make Agilysys a stronger company that is better positioned to thrive in the current uncertain market conditions as well as take advantage of long-term growth opportunities. We have the operating management talent to deliver sustainable earnings growth, and I intend to see that we realize that potential.”
The company said additional details will be provided when it reports its second-quarter fiscal 2009 earnings on Thursday, November 20.
About Agilysys, Inc.
Agilysys is a leading provider of innovative IT solutions to corporate and public-sector customers, with special expertise in select markets, including retail and hospitality. The company uses technology — including hardware, software and services — to help customers resolve their most complicated IT needs. The company possesses expertise in enterprise architecture and high availability, infrastructure optimization, storage and resource management, identity management and business continuity; and provides industry-specific software, services and expertise to the retail and hospitality markets. Agilysys, with fiscal 2008 revenues of $781 million, operates extensively throughout North America, with additional sales offices in the United Kingdom and China. For more information, visit www.agilysys.com.